Exhibit 99.1

PLUMAS BANCORP 2013 STOCK OPTION PLAN

PLUMAS BANCORP

2013 STOCK OPTION PLAN

1. Purpose. The purpose of the 2013 Stock Option Plan is to secure for Plumas Bancorp (the “Company”) and its stockholders the benefits of the incentive inherent in common stock ownership by the directors, executive officers and certain key employees of the Company and its subsidiary Plumas Bank who will be mainly responsible for the Company’s future growth and continued financial success by providing this management group with incentive for long term superior performance. It is intended that such purpose will be effected through the granting of stock options that may be subject to performance-based conditions.

2. Definitions. For purposes of this Plan:

(a) “Award” shall mean an award of options granted under this Plan.

(b) “Change in Control” shall have the meaning set forth in Section 13(b).

(c) “Committee” shall have the meaning set forth in Section 4.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e) “Common Stock” shall mean the Issuer’s common stock.

(f) “Company” shall mean the Issuer (Plumas Bancorp) and its Subsidiaries.

(g) “Disability” or “Disabled” shall mean shall have the meaning as defined in Section 22(e)(3) of the Code.

(h) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(i) “Fair Market Value” shall mean the fair market value of the Issuer’s common stock on the date of measurement or on any date as determined by the Committee in compliance with Section 409A of the Code (independent appraisal may be required if the Company’s shares are thinly traded at the date of the Award grant).

(j) “Issuer” shall mean Plumas Bancorp.

(k) “Qualifying Performance Criteria” shall have the meaning set forth in Section 6(a).

(l) “Regulations” shall have the meaning set forth in Section 4(c).

(m) “Retirement” shall mean (i) termination of the employment of an employee with the Company on or after the employee’s 65th birthday or (ii) cessation of a directorship after the director’s 70th birthday or if the director has completed 10 years as a director of the Company. For purposes of this Section 2(n) and all other purposes of this Plan, Retirement shall also mean termination of employment of an employee with the Company for any reason (other than the employee’s death, Disability, resignation, willful misconduct or activity deemed detrimental to the interests of the Company) where, on termination, the employee’s attained age (expressed as a whole number) plus completed years of service (expressed as a whole number) plus one (1) equals at least 70 and the employee has completed 10 years of service with the Company and, where applicable, the employee has executed a general release, a covenant not to compete and/or a covenant not to solicit.

(n) “Subsidiary” shall mean any corporation which at the time qualifies as a subsidiary of the Issuer under the definition of “subsidiary corporation” in Section 424 of the Code.

(o) “Tax Date” shall have the meaning set forth in Section 12(a).

(p) “Withholding Tax” shall have the meaning set forth in Section 12(c).

3. Amount of Stock.

(a) Aggregate Limitation. The aggregate amount of Common Stock which may be made subject to Awards under the Plan shall not exceed 500,000 shares plus the number of shares that are subject to Awards granted hereunder that terminate or expire or are cancelled or forfeited during the term of this Plan without being exercised or fully vested. Notwithstanding anything to the contrary contained herein: (i) shares that participants tender during the term of this Plan to pay the purchase price of options in accordance with Section 7(b)(5) shall not be added to the aggregate Plan limit described above; (ii) shares that the Company retains or causes participants to surrender to satisfy Withholding Tax requirements in accordance with Section 12 shall not be added to the aggregate Plan limit described above; and (iii) shares that are repurchased by the Company using option exercise proceeds shall not be added to the aggregate Plan limit described above. Substitute or assumed Awards made under Section 18 shall not be considered in applying this limitation.

(b) Individual Limitation. No individual participant may be granted Awards in any single calendar year during the term of this Plan in respect of more than 50,000 shares of Common Stock. For purposes of the foregoing limitation, the number of shares in Awards that are made with respect to a period longer than one calendar year shall be considered to have been made on a pro rata basis in the calendar years during such period. Substitute or assumed Awards made under Section 18 shall not be included in applying this limitation.

(c) Limitation on Full-Value Awards. The aggregate number of shares of Common Stock which may be made subject to Awards under Section 7 shall not exceed 500,000 shares during the term of this Plan.

(d) Maximum Number of Incentive Stock Options. The number of shares of Common Stock with respect to which incentive stock options may be granted shall not exceed 500,000 shares during the term of this Plan.

(e) Adjustment. The limitations under Sections 3(a), (b), (c) and (d) are subject to adjustment in number and kind pursuant to Section 11.

(f) Treasury or Market Purchased Shares. Common Stock issued hereunder may be authorized and unissued shares or issued shares acquired by the Company on the market or otherwise.

4. Administration. The Plan shall be administered under the supervision of the Board of Directors of the Issuer, which may exercise its powers, to the extent herein provided, through the agency of its Corporate Governance Committee (the “Committee”), which shall be appointed by the Board of Directors of the Issuer.

(a) Composition of Committee. The Committee shall consist of not less than two (2) members of the Board who qualify as “nonemployee directors” as defined in Securities and Exchange Commission Rule 16b-3 under the Exchange Act. .

(b) Delegation and Administration. The Committee may delegate the administration of the Plan to an officer or officers of the Issuer, and such administrator(s) may have the authority to execute and distribute agreements or other documents evidencing or relating to Awards granted by the Committee under this Plan, to maintain records relating to the grant, vesting, exercise, forfeiture or expiration of Awards, to process or oversee the issuance of shares of Common Stock upon the exercise, vesting and/or settlement of an Award, to interpret the terms of Awards and to take such other actions as the Committee may specify, provided that in no case shall any such administrator be authorized to grant Awards under the Plan. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and references in this Plan to the Committee shall include any such administrator, provided that the actions and interpretations of any such administrator shall be subject to review and approval, disapproval or modification by the Committee.

(c) Regulations. The Committee, from time to time, may adopt rules and regulations (“Regulations”) for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the terms of the Plan, as the Committee shall deem appropriate. The interpretation and construction of any provision of the Plan by the Committee shall, unless otherwise determined by the Board of Directors, be final and conclusive.

(d) Records and Actions. The Committee shall maintain a written record of its proceedings. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the Committee.

(e) Compliance with the Interagency Guidance on Sound Incentive Compensation Policies. The Committee in making any equity based award in this Plan shall comply with the Interagency Guidance on Sound Incentive Compensation Policies to ensure that any such award which may be deemed to be incentive compensation ( ie. any award based on the achievement of one or more metrics) does not encourage imprudent risk taking. A stock option that vests based on the lapse of time is not covered by such guidance.

In determining a grant of any award under this Plan that is deemed to be incentive compensation, the Committee shall consider incentives that appropriately balance risk and rewards, be compatible with effective controls and risk-management, and be supported by strong corporate governance, including active and effective oversight by the Committee and the Company’s board of directors.

5. Eligibility. Awards may be granted only to present or future directors, executive officers and key employees of the Company, including Subsidiaries which become such after the effective date of the Plan. Any director, executive officer or key employee of the Company shall be eligible to receive one or more Awards under the Plan, except any director who is not an officer or employee of the Company shall be ineligible to receive an Award that includes any incentive stock option. The adoption of this Plan shall not be deemed to give any person any right to an Award, except to the extent and upon such terms and conditions as may be determined by the Committee.

6. Qualifying Performance Criteria. Awards stock options other than incentive stock options under this Plan in the discretion of the Committee may be, contingent upon achievement of Qualifying Performance Criteria that have been selected after consideration of and compliance with the Interagency Guidance on Sound Incentive Compensation Policies.

(a) Available Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award:

(1)	net sales (including individual net sales),

(2)	revenue,

(3)	gross profit,

(4)	operating profit,

(5)	net earnings,

(6)	earnings per share,

(7)	profit margin (gross, operating or net),

(8)	loan losses,

(9)	acquisition integration synergies (measurable savings and efficiencies resulting from integration),

(10)	acquisition integration milestone achievements,

(11)	efficiency ratio,

(12)	total stockholder return,

(13)	expense reduction,

(14)	existence of any publicly disclosed banking regulatory order and

(15)	financial return ratios (including return on equity, return on assets or net assets, return on capital or invested capital and return on operating profit).

(b) Adjustments. The Committee may adjust any evaluation of performance under a Qualifying Performance Criteria to exclude the effects of any of the following items or events that occurs or otherwise impacts reported results during a performance period: (1) asset write-downs, (2) litigation or claim judgments or settlements, (3) changes in tax law, accounting principles or other such laws or provisions affecting reported results, (4) accruals for reorganization or restructuring programs, (5) acquisition and integration expenses and purchase accounting, (6) share-based payments, and (7) any extraordinary non-recurring items appearing in the Issuer’s financial statement for the applicable year. Notwithstanding satisfaction or completion of any Qualifying Performance Criteria, to the extent specified at the time of grant of an Award, the number of shares, stock options or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Qualifying Performance Criteria may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

(c) Establishment and Achievement of Targets. The Committee shall establish the specific targets for the selected Qualified Performance Criteria. These targets may be set at a specific level or may be expressed as relative to the comparable measure at comparison companies or a defined index. In cases where Qualifying Performance Criteria are established, the Committee shall determine the extent to which the criteria have been achieved and the corresponding level to which vesting requirements have been satisfied or other restrictions are to be removed from the Award or the extent to which a participant’s right to receive an Award should lapse in cases where the Qualifying Performance Criteria have not been met, and shall certify these determinations in writing. The Committee may provide for the determination of the attainment of such targets in installments where it deems appropriate.

7. Stock Options. Stock options under the Plan shall consist of incentive stock options under Section 422 of the Code or nonqualified stock options (options not intended to qualify as incentive stock options), as the Committee shall determine.

Each option shall be subject to the following terms and conditions:

(a) Grant of Options. The Committee shall (1) select the directors, executive officers and key employees of the Company and its Subsidiaries to whom options may from time to time be granted, (2) determine whether incentive stock options or nonqualified stock options are to be granted, (3) determine the number of shares to be covered by each option so granted, (4) determine the terms and conditions (not inconsistent with the Plan) of any option granted hereunder (including but not limited to restrictions upon the options, conditions of their exercise (including as to nonqualified stock options, subject to any Qualifying Performance Criteria), or restrictions on the shares of Common Stock issuable upon exercise thereof), and (5) prescribe the form of the instruments necessary or advisable in the administration of options.

(b) Terms and Conditions of Option. Each option granted under the Plan shall be evidenced by a Stock Option Agreement entered into by the Company and the optionee, in such form as the Committee shall approve, which agreement shall be subject to the following terms and conditions and shall contain such additional terms and conditions not inconsistent with the Plan, and in the case of an incentive stock option not inconsistent with the provisions of the Code applicable to incentive stock options, as the Committee shall prescribe:

(1) Number of Shares Subject to an Option. The Stock Option Agreement shall specify the number of shares of Common Stock subject to the Agreement.

(2) Option Price. The purchase price per share of Common Stock purchasable under an option will be determined by the Committee but will be not less than the Fair Market Value of a share of Common Stock on the date of the grant of the option, except as provided in Section 18 relating to assumed or substitute Awards.

(3) Option Period. The period of each option shall be fixed by the Committee, but no option shall be exercisable after the expiration of ten years from the date the option is granted.

(4) Consideration. Unless the Committee determines otherwise, each optionee, as consideration for the grant of an option, shall be in the employ of the Company at the date of the granting of such option or be a director at the date of the granting of such option.

(5) Exercise of Option. The Committee shall determine the time or times at which an option may be exercised in whole or in part during the option period. An optionee may exercise an option by giving written notice of exercise to the Company specifying the number of shares to be purchased. Such written notice must be accompanied by payment in full of the purchase price and Withholding Taxes (as defined in Section 12 hereof), due either (i) by check, (ii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, (iii) in shares of Common Stock owned by the optionee having a Fair Market Value at the date of exercise equal to such purchase price and Withholding Taxes, provided that payment in shares of Common Stock will not be permitted unless at least 10 shares of Common Stock are required and delivered for such purpose and such shares have been held for at least six months by the optionee, (iv) in options of the Optionee that are fully vested and exercisable to acquire a number of shares of Common Stock having a Fair Market Value at the date of exercise equal to such purchase price (“net settled option exercise method”) with any fractional shares to be settled in cash, (v) any combination of the foregoing, or (vi) by any other method that the Committee approves. At its discretion, the Committee may modify or suspend any method for the exercise of stock options, including any of the methods specified in the previous sentence. If the optionee chooses the net settled option exercise method, the optionee’s options vested shall decrease by the total number of options that are exercised. For example, assume an option of 100 shares is granted with an exercise price of $10 a share and is totally exercised when the fair market value of the stock is $25 a share; in this case, 40 shares of the 100 shares would be retained by the Company as payment of the $1,000 exercise price for the option (100 shares times $10 per share exercise price) with the option holder receiving 60 shares directly from the Company in settlement of this option exercise and have no options outstanding to exercise (note the Withholding Taxes would be withheld separately from payroll deduction). Delivery of shares for exercising an option shall be made either through the physical delivery of shares or through an appropriate certification or attestation of valid ownership. Shares of Common Stock used to exercise an option shall have been held by the optionee for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the option. No shares shall be issued until full payment therefor has been made. An optionee shall have the rights of a stockholder only with respect to shares of stock that have been recorded on the Company’s books on behalf of the optionee or for which certificates have been issued to the optionee.

Notwithstanding anything in the Plan to the contrary, the Committee may, in its sole discretion, allow the exercise of a lapsed grant if the Committee determines that: (i) the lapse was solely the result of the Company’s inability to execute the exercise of an option Award due to conditions beyond the Company’s control and (ii) the optionee made valid and reasonable efforts to exercise the Award. In the event the Committee makes such a determination, the Company shall allow the exercise to occur as promptly as possible following its receipt of exercise instructions subsequent to such determination.

(6) Nontransferability of Options. No option granted under the Plan shall be transferable by the optionee other than by will or by the laws of descent and distribution, and such option shall be exercisable, during the optionee’s lifetime, only by the optionee.

Notwithstanding the foregoing, the Committee may set forth in a Stock Option Agreement at the time of grant or thereafter, that the options (other than incentive stock options) may be transferred to members of the optionee’s immediate family, to one or more trusts solely for the benefit of such immediate family members and to partnerships in which such family members or trusts are the only partners. For this purpose, immediate family means the optionee’s spouse, parents, children, stepchildren, grandchildren and legal dependants. Any transfer of options under this provision will not be effective until notice of such transfer is delivered to the Company.

(7) Termination of Employment Other than by Retirement, Death or Disability or Cessation of Directorship. If an optionee shall cease to be employed by the Company or its Subsidiary or cease to be a director of the Company for any reason (other than by reason of Retirement, death or Disability), the option shall be exercisable only to the extent that the optionee was otherwise entitled to exercise it at the time of such cessation of employment or directorship with the Company, unless otherwise determined by the Committee. The option shall remain exercisable for three months after such cessation of employment or directorship (or, if earlier, the end of the option period), unless the Committee determines otherwise. The Plan does not confer upon any optionee any right with respect to continuation of employment by the Company.

(8) Retirement of Optionee. If an optionee shall cease to be employed by the Company or shall cease to be a director by reason of Retirement, all remaining unexercised portion(s) of the option shall lapse, but the vested options shall remain exercisable for the remainder of the option period set forth therein, except that, in the case of an incentive stock option, the option shall remain exercisable for three months following Retirement (or, if earlier, the end of the option period).

(9) Death or Disability of Optionee. An optionee who ceases to be actively employed or ceases to be a director by reason of Disability shall be treated, for vesting purposes, as though the optionee remained in the employ or as a director of the Company until the time of the optionee’s first becoming disabled. In the event that the optionee’s service terminates as a result of Disability, the term of the option shall expire twelve months (or such other earlier period specified in the stock option agreement) after such Disability but not later than the original expiration date specified in the optionee’s stock option agreement.

Except as otherwise provided in Section 7(b)(12), in the event of the optionee’s death (i) while in the employ of the Company or serving as a director, (ii) while Disabled or (iii) after cessation of employment or directorship due to Retirement, the option shall be fully exercisable as to the extent vested at the time of death by the executors, administrators, legatees or distributees of the optionee’s estate, as the case may be. In the event of the optionee’s death while (i) in the employ of the Company or serving as a director, (ii) within 90 days after cessation of employment for purposes of an incentive stock option granted to optionee , (iii) after cessation of employment or directorship due to Retirement, except for an incentive stock option granted to optionee where the optionee dies more than 90 days after cessation of employment, or (iv) while Disabled, the option shall be exercisable by the executors, administrators, legatees or distributees of the optionee’s estate, as the case may be, at any time during the twelve month period following such death. Notwithstanding the foregoing, no option shall be exercisable after the expiration of the option period set forth in the Stock Option Agreement. In the event any option is exercised by the executors, administrators, legatees or distributees of the estate of a deceased optionee, the Company shall be under no obligation to issue stock thereunder unless and until the Company is satisfied that the person or persons exercising the option are the duly appointed legal representatives of the deceased optionee’s estate or the proper legatees or distributees thereof.

(10) No Deferral Feature. No option granted under this Plan shall include any feature for the deferral of compensation other than, in the case of an option, the deferral of recognition of income until the later of exercise or disposition of the option under Section 83 of the Code, or the time the stock acquired pursuant to the exercise of the option first becomes substantially vested (as defined in regulations interpreting Section 83 of the Code). The Plan is not intended to provide for an elective deferral of compensation that would be subject to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”). The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or any Stock Option Agreement to ensure that no Awards become subject to Section 409A.

(11) Incentive Stock Options. Incentive stock options may only be granted to employees of the Issuer and its Subsidiaries and parent corporations, as defined in Section 424 of the Code. In the case of any incentive stock option granted under the Plan, the aggregate Fair Market Value of the shares of Common Stock (determined at the time of grant of each option) with respect to which incentive stock options granted under the Plan and any other plan of the Issuer or its parent or a Subsidiary which are exercisable for the first time by an employee during any calendar year shall not exceed $100,000 or such other amount as may be required by the Code.

(12) Rights of Transferee. Notwithstanding anything to the contrary herein, if an option has been transferred in accordance with Section 7(b)(6), the option shall be exercisable solely by the transferee. The option shall remain subject to the provisions of the Plan, including that it will be exercisable only to the extent that the optionee or optionee’s estate would have been entitled to exercise it if the optionee had not transferred the option. In the event of the death of the optionee prior to the expiration of the right to exercise the transferred option, the period during which the option shall be exercisable will terminate on the date one year following the date of the optionee’s death. In the event of the death of the transferee prior to the expiration of the right to exercise the option, the period during which the option shall be exercisable by the executors, administrators, legatees and distributees of the transferee’s estate, as the case may be, will terminate on the date one year following the date of the transferee’s death. In no event will the option be exercisable after the expiration of the option period set forth in the Stock Option Agreement. The option shall be subject to such other rules as the Committee shall determine.

(13) No Reload. Options shall not be granted under this Plan in consideration for and shall not be conditioned upon the delivery of shares of Common Stock in payment of the option price and/or tax withholding obligation under any other employee stock option.

8. [Reserved]

9. Forfeiture of Awards; Recapture of Benefits. The Committee may, in its discretion, provide in an agreement evidencing any Award that, in the event that the participant engages, within a specified period after termination of employment or cessation of directorship , in certain activity specified by the Committee that is deemed detrimental to the interests of the Company (including, but not limited to, the breach of any non-solicitation and/or non-compete agreements with the Company), the participant will forfeit all rights under any Awards that remain outstanding as of the time of such act and will return to the Company an amount of shares of Common Stock with a Fair Market Value (determined as of the date such shares are returned) equal to the amount of any gain realized upon the exercise of or lapsing of restrictions on any Award that occurred within a specified time period.

10. Determination of Breach of Conditions. The determination of the Committee as to whether an event has occurred resulting in a forfeiture or a termination of an Award or any reduction of the Company’s obligations in accordance with the provisions of the Plan shall be conclusive.

11. Adjustment of and Changes in the Common Stock.

(a) Effect of Outstanding Awards. The existence of outstanding Awards shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, exchanges, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company or any issuance of Common Stock or other securities or subscription rights thereto, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. Further, except as expressly provided herein or by the Committee, (i) the issuance by the Company of Common Stock or any class of securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations to the Company convertible into such shares or other securities, (ii) the payment of a dividend in property other than shares of Common Stock, or (iii) the occurrence of any similar transaction, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to stock options or other Awards theretofore granted or the purchase price per share, unless the Committee shall determine, in its sole discretion, that an adjustment is necessary or appropriate.

(b) Adjustments. If the outstanding Common Stock or other securities of the Company, or both, for which an Award is then exercisable or as to which an Award is to be settled shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, extraordinary dividend of cash and/or assets, recapitalization, reorganization, corporate separation or division (including, but not limited to, a split-up, spin-off, split-off or distribution to Company stockholders other than a normal cash dividend) or any similar event affecting the Common Stock or other securities of the Company, the Committee shall appropriately and equitably adjust the number and kind of shares or other securities which are subject to this Plan or subject to any Awards theretofore granted, and the exercise or settlement prices of such Awards, so as to maintain the proportionate number of shares of Common Stock or other securities without changing the aggregate exercise or settlement price.

(c) Fractional Shares. No right to purchase fractional shares shall result from any adjustment in stock options pursuant to this Section 11. In case of any such adjustment, the shares subject to the stock option shall be rounded down to the nearest whole share.

(d) Assumption of Awards. Any other provision hereof to the contrary notwithstanding (except for Section 11(a)), in the event the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the assumption of outstanding Awards by the surviving corporation or its parent, for their continuation by the Company (if it is the surviving corporation), for accelerated vesting and accelerated expiration, or for settlement in cash.

12. Taxes.

(a) Each participant shall, no later than the Tax Date (as defined below), pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Withholding Tax (as defined below) with respect to an Award, and the Company shall, to the extent permitted by law, have the right to deduct such amount from any payment of any kind otherwise due to the participant. The Company shall also have the right to retain or sell without notice, or to demand surrender of, shares of Common Stock in value sufficient to cover the amount of any Withholding Tax, and to make payment (or to reimburse itself for payment made) to the appropriate taxing authority of an amount in cash equal to the amount of such Withholding Tax, remitting any balance to the participant. For purposes of this paragraph, the value of shares of Common Stock so retained or surrendered shall be the Fair Market Value on the date that the amount of the Withholding Tax is to be determined (the “Tax Date”) and the value of shares of Common Stock so sold or surrendered shall be the actual net sales price per share (after deduction of commissions) received by the Company.

(b) Notwithstanding the foregoing, if the stock options have been transferred, the optionee shall provide the Company with funds sufficient to pay such Withholding Tax. If such optionee does not satisfy the optionee’s tax payment obligation and the stock options have been transferred, the transferee may provide the funds sufficient to enable the Company to pay such taxes. However, if the stock options have been transferred, the Company shall have no right to retain or sell without notice, or to demand surrender from the transferee of, shares of Common Stock in order to pay such Withholding Tax.

(c) The term “Withholding Tax” means the minimum required withholding amount applicable to the participant, including federal, state and local income taxes, Federal Insurance Contribution Act taxes, social insurance contributions, payroll tax, payment on account and any other governmental impost or levy.

(d) The participant shall be entitled to satisfy the obligation to pay any Withholding Tax, in whole or in part, by providing the Company with funds sufficient to enable the Company to pay such Withholding Tax or, unless the Committee determines otherwise, by requiring the Company to retain or to accept upon delivery thereof by the participant shares of Common Stock held by the participant for more than six months having a Fair Market Value sufficient to cover the amount of such Withholding Tax. Each election by a participant to have shares retained or to deliver shares for this purpose shall be subject to the following restrictions: (i) the election must be in writing and be made on or prior to the Tax Date; (ii) the election must be irrevocable; and (iii) the election shall be subject to the disapproval of the Committee.

13. Change in Control.

(a) Unless the Committee shall otherwise expressly provide in the agreement relating to an Award, in the event of a Change in Control of the Issuer (as defined below) all outstanding options shall become immediately fully vested and exercisable (to the extent not yet vested and exercisable as of the date of immediately prior to the Change in Control of the Issuer.

(b) For purposes of this Plan, a Change in Control shall be deemed to have occurred on the earliest of the following dates:

(1) The date any person (as defined in Section 14(d)(3) of the Exchange Act) shall have become the direct or indirect beneficial owner of thirty percent (30%) or more of the then outstanding common shares of the Issuer;

(2) The date the stockholders of the Issuer approve a merger or consolidation of the Issuer with any other corporation other than (i) a merger or consolidation which would result in the voting securities of the Issuer outstanding immediately prior thereto continuing to represent at least 75% of the combined voting power of the voting securities of the Issuer or the surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Issuer in which no Person acquires more than 50% of the combined voting power of the Issuer’s then outstanding securities;

(3) The date the stockholders of the Issuer approve a plan of complete liquidation of the Issuer or an agreement for the sale or disposition by the Issuer of all or substantially all of the Issuer’s assets; or

(4) The date there shall have been a change in a majority of the Board of Directors of the Issuer within a two (2) year period beginning after the effective date of the Plan, unless the nomination for election by the Issuer’s stockholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the two (2) year period.

(c) Any stock options not exercised prior to the Change in Control shall terminate, unless the resulting entity in the Change in Control agrees to assume the stock options or substitutes for such, new stock options covering the common stock of the resulting entity with appropriate adjustments as to the number and kind of shares and prices.

14. Amendment of the Plan. The Board of Directors may amend or suspend this Plan at any time and from time to time; provided, however, that the Board of Directors shall submit for stockholder approval any amendment (other than an amendment pursuant to the adjustment provisions of Section 11) required to be submitted for stockholder approval by law, regulation or applicable stock exchange requirements or that otherwise would:

(a) increase the limitations in Section 3;

(b) reduce the price at which stock options may be granted to below Fair Market Value on the date of grant;

(c) reduce the option price of outstanding stock options;

(d) extend the term of this Plan; or

(e) change the class of persons eligible to be participants.

In addition, no such amendment or alteration shall be made which would impair the rights of any participant, without such participant’s consent, under any Award theretofore granted, provided that no such consent shall be required with respect to any amendment or alteration if the Committee determines in its sole discretion that such amendment or alteration either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated.

15. Miscellaneous.

(a) By accepting any benefits under the Plan, each participant and each person claiming under or through such participant shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken or to be taken or made under the Plan by the Company, the Board, the Committee or any other committee appointed by the Board.

(b) No participant or any person claiming under or through him shall have any right or interest, whether vested or otherwise, in the Plan or in any Award, contingent or otherwise, unless and until all of the terms, conditions and provisions of the Plan and the Agreement that affect such participant or such other person shall have been complied with.

(c) Neither the adoption of the Plan nor its operation shall in any way affect the rights and powers of the Company to dismiss or discharge any employee at any time or seek removal of a director.

16. Term of the Plan. This Plan was approved by the Board of Directors of the Issuer on May 15, 2013 and will become effective on May 15, 2013, subject to the affirmative vote of the holders of a majority of shareholders at the 2013 annual meeting of the Company. The Plan shall expire on May 15, 2023, unless suspended or discontinued earlier by action of the Board of Directors. The expiration of the Plan, however, shall not affect the rights of participants under Awards theretofore granted to them, and all Awards shall continue in force and operation after termination of the Plan except as they may lapse or be terminated by their own terms and conditions.

17. Agreement and Representations of Participant. Unless the shares of stock covered by the Plan have been registered with the Securities Exchange Commission which the Company in its sole discretion may register, each participant shall, by accepting an Award, represent and agree, for himself or herself and his or her transferees by will or the laws of descent and distribution, that all stock will be acquired for investment and not for resale or distribution. Upon such exercise of any portion of an Award, the person entitled to exercise the same shall, upon request of the Company, furnish evidence satisfactory to the Company (including a written and signed representation) to the effect that the stock is being acquired in good faith for investment and not for resale or distribution. Furthermore, the Company, at its sole discretion, may take all reasonable steps, including affixing the following legend (and/or such other legend or legends as counsel shall require) on certificates embodying the shares:

The shares represented by this certificate have not been registered under the Securities Act of 1933 and may not be sold, pledged, hypothecated or otherwise transferred or offered for sale in the absence of an effective registration statement with respect to them under the Securities Act of 1933 or a written opinion of counsel for the optionee which opinion shall be acceptable to counsel for the Company that registration is not required.

18. Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to assume the equity-based awards or make substitute Awards under this Plan to an employee of another corporation who becomes an employee of the Company by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company in substitution for an award granted by such corporation, or (ii) limit the right of the Company to grant options or make other awards outside of this Plan. The terms and conditions of any substitute or assumed Awards may vary from the terms and conditions required by the Plan. Any substitute or assumed Awards that are made pursuant to this Section 18 shall not count against the limitations provided under Section 3.

19. Governing Law. The validity, construction, interpretation and effect of the Plan and agreements issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of California, without giving effect to the conflict of laws provisions thereof. The Committee may provide that any dispute as to any Award shall be presented and determined in such forum as the Committee may specify, including through binding arbitration.

20. Unfunded Plan. Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to participants who are granted Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate or earmark any cash or other property which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation or earmarking, nor shall the Company or the Committee be deemed to be a trustee of stock or cash to be awarded under the Plan.

21. Compliance with Other Laws and Regulations. This Plan, the grant and exercise of Awards hereunder, and the obligation of the Issuer to sell, issue or deliver shares of Common Stock under such Awards, shall be subject to all applicable federal, state and local laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required. The Issuer shall not be required to register in a participant’s name or deliver any shares of Common Stock prior to the completion of any registration or qualification of such shares under any federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Issuer is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Issuer’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder, the Issuer shall be relieved of any liability with respect to the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. No stock option shall be exercisable and no shares of Common Stock shall be issued and/or transferable under any other Award unless a registration statement with respect to the shares underlying such stock option is effective and current or the Issuer has determined that such registration is unnecessary.

22. Liability of Issuer. The Issuer shall not be liable to a participant or other persons as to (a) the non-issuance or sale of shares of Common Stock as to which the Issuer has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Issuer’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and (b) any tax consequence expected, but not realized, by any participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

23. Information to Employees. The Company shall provide participants with financial statements of the Company at least annually.